Exhibit 5.2

Eversheds Sutherland
De Cuserstraat 85a
1081 CN Amsterdam
Postbus/PO Box 7902
1008 AC Amsterdam
The Netherlands

T: +31 20 5600 600
F: +31 20 5600 500 eversheds-sutherland.nl

Personal and confidential

Merus N.V.

Attn. Ton Logtenberg (CEO)

Yalelaan 62

3584 CM Utrecht

The Netherlands

1 June 2017

Dear Sir/Madam,

Registration with the U.S. Securities and Exchange Commission of common shares in the capital of the Issuer (as defined below).

1. Introduction

We have acted as counsel as to matters of Netherlands law to Merus N.V., a public company incorporated under the laws of the Netherlands having its registered office (statutaire zetel) in Utrecht, the Netherlands and its principal place of business at Yalelaan 62, 3584 CM Utrecht, the Netherlands (the “Issuer”) in connection with the filing with the SEC on 1 June 2017 of a Form F-3 Registration Statement by the Company (the “Registration Statement”), including a base prospectus, which provides that it will be supplemented by one or more prospectus supplements, with respect to the validity of 3,200,000 issued common shares in the share capital of the Company with a nominal value of EUR 0.09 per share issued to a stockholder of the Company (the “Common Shares”).

Certain terms used in this opinion letter and not defined above are defined in Annex 1 (Definitions).

2. Dutch Law

This opinion letter is limited to Dutch law in effect on the date of this opinion letter. It (including all terms used in it) is to be construed in accordance with Dutch law.

3. Scope of Inquiry

For the purpose of this opinion letter, we have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings in, the following documents:

3.1

A copy of the Registration Statement.

3.2

A copy of:

(a)	the Issuer’s deed of incorporation and articles of association as provided by the Chamber of Commerce;

(b)	the Excerpt; and

(c)	the Shareholders Register.

3.3

A copy of:

(a)	the Management Board Resolution;

(b)	the Shareholders Resolution; and

(c)	the Supervisory Board Resolution.

Eversheds Sutherland is a member of Eversheds Sutherland (Europe) Limited.

Eversheds Sutherland is a trade name of Eversheds Sutherland B.V., having its registered office in Amsterdam, the Netherlands, and registered in the Trade Register under number 34172642. All our services are based on an engagement agreement with Eversheds Sutherland B.V. and are subject to our general terms and conditions, including a limitation of liability. The general terms and conditions are available on our website: www.eversheds-sutherland.nl and filed with the Chamber of Commerce in Amsterdam. A copy will be sent to you free of charge upon request. Attorney-trust account ING Bank NL14INGB0662764102. Eversheds Sutherland B.V. Notariaat kwaliteitsrekening ING Bank NL84INGB0664375952.

Date: 1 June 2017

Page: 2

3.4 The form of:

(a)	the Deed of Conversion;

(b)	the Deed of Issuance.

In addition, we have examined such documents, and performed such other investigations, as we considered necessary for the purpose of this opinion letter.

Our examination has been limited to the text of the documents mentioned in paragraph 3 of this opinion letter.

4. Assumptions

For the purpose of this opinion, we have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

4.3	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion letter.

4.4	The Deed of Conversion has been executed in the form referred to in this opinion letter.

4.5	The Common Shares have been validly accepted by the subscriber for them.

5. Opinion

Based on the documents and investigations referred to and the assumptions made in paragraphs 3 and 4, we are of the following opinion:

5.1

The Common Shares have been validly issued and are fully paid and nonassessable.1

6. Reliance

6.1

This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed to any person other than as an Exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

6.2

Each person relying on this opinion agrees, in so relying, that only Eversheds Sutherland B.V. shall have any liability in connection with this opinion letter, that this opinion letter and all liability and other matters relating to this opinion letter shall be governed exclusively by Dutch law and that the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion letter.

6.3

The Issuer may:

(a)	file this opinion letter as an exhibit to the Registration Statement; and

(b)	refer to Eversheds Sutherland B.V. giving this opinion in the prospectus included in the Registration Statement.

[1]	In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

Date: 1 June 2017

Page: 3

Yours faithfully,

/s/ Tom van Wijngaarden

Tom van Wijngaarden

For

Eversheds Sutherland B.V.

Date: 1 June 2017

Page: 4

Annex 1 – Definitions

In this opinion:

“Chamber of Commerce” means the Chamber of Commerce (kamer van koophandel) of the place where the Issuer has its principal place of business;

“Deed of Conversion” means the deed of conversion and amendment of the articles of association dated 19 May 2016, whereby Merus B.V. was converted to Merus N.V.;

“Deed of Issuance” means the deed of issuance dated 23 January 2017, providing for the issue of the Common Shares;

“Dutch law” means the law directly applicable in the Netherlands;

“Excerpt” means a trade register excerpt relating to the Issuer provided by the Chamber of Commerce and dated at the date of this opinion letter;

“Management Board Resolution” an electronic copy of the executed written resolution of the management board of the Issuer, dated 19 December 2016 evidencing, inter alia, its authorization of the Issuer to issue the Common Shares and to exclude the pre-emptive rights in relation to the issue of the Common Shares;

“Registration” means the registration of the Common Shares with the SEC under the Securities Act;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Shareholders Register” means the Issuer’s shareholders register;

“Shareholders Resolution” an electronic copy of the written resolution of the general meeting of the Issuer, dated 6 May 2016 evidencing, inter alia, the authorisation of the management board, subject to approval of the supervisory board, to issue the Common Shares and exclude any pre-emptive rights in relation to the issue of the Common Shares;

“Supervisory Board Resolution” an electronic copy of the executed written resolution of the supervisory board of directors of the Issuer, dated 19 December 2016 evidencing, inter alia, its approval of the Management Board Resolution; and

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.